UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934
INFINITY ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-3126427

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

950 Seventeenth Street, Suite 800,
Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities to be registered pursuant to Section 12(b) of the Act:

None
Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.0001	NASDAQ

EXPLANATORY NOTE
     This Amendment No. 1 (the “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Infinity Energy Resources, Inc., a Delaware corporation (“Infinity” or the “Registrant”), which is the successor to Infinity, Inc., a Colorado corporation (“Infinity Colorado”) following a merger effective September 9, 2005 (the “Merger”) for the purpose of changing Infinity Colorado’s domicile. Prior to the Merger, Infinity had no assets or liabilities other than nominal assets and liabilities.
     In connection with the Merger, the undersigned Registrant hereby amends the following items, exhibits or other portions of the Form 8-A filed November 16, 1993 regarding the description of common stock as set forth herein.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
Common Stock.
     General. The Registrant is authorized to issue 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001.
     Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. Pursuant to the Registrant’s certificate of incorporation, there are no cumulative voting rights in the election of directors. The affirmative vote of 66 2/3% of the outstanding shares of the Registrant’s common stock are required to amend the articles of the Registrant’s certificate of incorporation pertaining to directors, voting requirements, liability of officer and directors and indemnification.
     Divided Rights and Limitations. Holders of common stock will be entitled to receive ratably any dividends or distributions that the board of directors may declare from time to time out of funds legally available for this purpose. Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and the Registrant’s ability to declare dividends may be limited by restrictions in the Registrant’s financing arrangements.
     Liquidation Rights. In the event of liquidation, dissolution or winding up of the Registrant’s affairs, after payment or provision for payment of all of the debts and obligations and any preferential distribution to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in the remaining assets available for distribution.
     Miscellaneous. All of the Registrant’s outstanding shares of common stock are validly issued, fully paid and nonassesable. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Item 2. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of the Registrant
3.2	Bylaws of the Registrant
4.1	Specimen Stock Certificate

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INFINITY ENERGY RESOURCES, INC.

September 12, 2005	By: /s/ Timothy A. Ficker

Name: Timothy A. Ficker
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of the Registrant
3.2	Bylaws of the Registrant
4.1	Specimen Stock Certificate

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